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                                                                     EXHIBIT 5.3




INTERNAL REVENUE SERVICE                          DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. Box 1055
ATLANTA, GA   30370-0000
                                         Employer Identification Number:
DATE:  April 24, 1996                            64-0354930
                                         File Folder Number:
FIRST MISSISSIPPI CORPORATION                    640000276
700 North Street                         Person to Contact:
Jacksonk, MS  39215-1249                         EP/EO Customer Service Unit
                                         Contact Telephone Number:
                                                 410-962-6058
                                         Plan Name:
                                                 First Mississippi Corporation
                                                 401(K) Savings Plan
                                                 Plan Number:  002


Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) adopted on June 13, 1994.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.



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This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L.103-465.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown below.

                                        Sincerely,



                                        District Director


Enlosures:
         Publication 794
         Reporting & Disclosure Guide
            for Employee Benefit Plans